UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

August 20, 2008

TRESTLE HOLDINGS, INC.
(Exact name of registrant as specified in its charter)
Delaware	0-23000	95-4217605
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

PO Box 4198 Newport Beach, California	92661
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:  (949) 673-1907

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.01 CHANGES IN CONTROL OF REGISTRANT.

On August 20, 2008, pursuant to a Share Purchase Agreement dated August 19, 2008, by and between W Holdings, LLC (“Holdings”), the Registrant’s former majority stockholder, and MKM Capital Opportunity Fund Ltd. (“MKM”), Holdings sold to MKM 114,605,772 shares of the Registrant’s common stock, for aggregate cash consideration equal to $475,000.

Also on August 20, 2008, Holdings repurchased 33.33% of its Membership Interests from Strategic Turnaround Equity Partners, LP (“Strategic”), in exchange for 20,394,228 shares of the Registrant’s common stock and cash consideration equal to $75,507.

Also on August 20, 2008, W-Net, Inc. assigned to MKM all of its right, privilege, benefit and remedies in, to and under that certain Revolving Promissory Note dated March 26, 2008 and expiring on September 30, 2008, executed and issued by the Registrant for the benefit of W-Net, Inc.

As a result of the foregoing transactions, Holdings no longer holds any shares of the Registrant.  Also as a result of the foregoing transactions, Holdings became wholly-owned by W-Net, Inc., a company that is wholly-owned by David Weiner, a member of the Registrant’s Board of Directors.

Pursuant to the terms of the Share Purchase Agreement and effective as of the closing of the transactions contemplated by the Share Purchase Agreement, MKM owns 114,605,772 shares of the Company’s common stock out of a total of 143,257,214 shares  issued and outstanding, or approximately 80%.

To the Registrant’s knowledge, the source of funds used by MKM was its invested funds.

There are no arrangements or understandings among members of both the former and new control groups or their associates with respect to the election of directors or other matters.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRESTLE HOLDINGS, INC.

August 22, 2008                                                                  /s/ ERIC STOPPENHAGEN
Eric Stoppenhagen
Interim President